Exhibit 99.1

8500 Normandale Lake Blvd., Ste. 1230 Minneapolis, MN 55437

NEWS RELEASE	FOR IMMEDIATE

FASTENTECH, INC. ANNOUNCES EXTENSION OF THE EXPIRATION DATE OF

THE TENDER OFFER FOR ITS 11 1/2% SENIOR SUBORDINATED NOTES DUE 2011

Minneapolis, Minnesota – May 4, 2007—FastenTech, Inc. (the “Company”) announced today that it has extended the expiration date of the tender offer and consent solicitation for its 11 1/2% Senior Subordinated Notes due 2011 (CUSIP Nos. 31188BAC8 and 3118BAAZ) (the “Notes”) from 5:00 p.m., New York City time, on May 3, 2007, to 5:00 p.m. New York City time, on May 14, 2007, unless otherwise extended or earlier terminated by the Company (the “Expiration Date”). Subject to the terms and conditions of the tender offer and consent solicitation (as described in the Company’s Offer to Purchase and Consent Solicitation Statement, dated March 22, 2007 (the “Statement”)), any Notes validly tendered will be accepted for purchase promptly following the Expiration Date. Except for the extension of the Expiration Date, all of the other terms and conditions of the tender offer and consent solicitation remain unchanged.

As previously announced, the Company received the requisite consents from the registered holders of the Notes to amend the indenture governing the Notes. To date, holders of at least $149,420,000 of the outstanding principal amount of the Notes, which represents approximately 86% of the $174,000,000 outstanding principal amount of the Notes, have tendered their outstanding Notes and delivered related consents pursuant to the tender offer and consent solicitation. The last day that holders of Notes could have withdrawn tendered Notes and revoked the related consents was as of 5:00 p.m. New York City time on April 5, 2007 (the “Consent Date”). As a result, tendered Notes and related consents may no longer be withdrawn or revoked.

If all conditions to the tender offer and consent solicitation are satisfied, holders of the Notes who validly tendered their Notes pursuant to the tender offer and validly delivered their consents pursuant to the consent solicitation by the Consent Date and did not validly withdraw their Notes or revoke their consents by such date, will be paid a total consideration of $1,061.25 (which includes a consent payment of $20.00 per $1,000 principal amount of the Notes) for each $1,000 principal amount of the Notes. Holders who validly tender their Notes after the Consent Date will not receive the consent payment and, therefore, their tender consideration shall be $1,041.25 for each $1,000 principal amount of the Notes. In addition, holders who validly tender and do not validly withdraw their Notes in the tender offer will receive accrued and unpaid interest from the last interest payment date up to, but not including, the applicable date of payment.

The obligation of the Company to accept for payment and purchase the Notes in the tender offer and pay for the related consents, is conditioned on, among other things, the consummation of the proposed merger of FasTech, Inc. (the Company is a wholly owned subsidiary of FasTech, Inc.) with Dundee MergerCo, Inc., an affiliate of Doncasters Group Ltd., as described in more detail in the Statement.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The full terms of the tender offer and the consent solicitation are set forth in the Statement.

Credit Suisse Securities (USA) LLC (“Credit Suisse”) is the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation should be directed to Credit Suisse at 212-325-7596 (Collect).

Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at 48 Wall Street, New York, NY 10005, banks and brokers call (212) 269-5550 (Collect) and all others call 800-290-6429 (Toll Free).

FastenTech, Inc., headquartered in Minneapolis, Minnesota, is a leading manufacturer and marketer of highly engineered specialty components that support critical applications in a broad range of end-markets, including the power generation, industrial, military, construction, medium- heavy duty truck, recreational and automotive/ light truck markets. For more information about the Company, please visit: www.fastentech.com.

Note regarding forward looking statements: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read this press release in conjunction with the Company’s documents filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2006. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. Forward-looking statements are identified by such forward-looking terms as “may,” “will,” “could,” “should,” “seeks,” “intends,” “estimates,” “guidance,” “expects,” “believes,” “anticipates” or “plans” or the negative thereof or other comparable terms, or by discussions of strategy, plans or intentions. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company’s plans and objectives will be achieved. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings which can be viewed on the Company’s website at www.fastentech.com or at www.sec.gov.

Company Contacts:	Michael R. Elia, Senior VP and CFO (952) 921-2091	Mike Vanyo, VP and Corporate Controller (952) 921-2092

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